EXECUTION VERSION

Amended and Restated Credit Agreement

Dated as of
August 6, 2007

among

McMoRan Exploration Co.,
As Parent,

McMoRan Oil & Gas LLC,
as Borrower,

JPMorgan Chase Bank, N.A.,
as Administrative Agent,

Merrill Lynch Capital,
a division of Merrill Lynch Business Financial Services, Inc.
as SyndicationAgent,

BNP Paribas,
As Documentation Agent,

and

The Lenders Party Hereto

Joint Lead Arrangers and Joint Book Runners

J.P. Morgan Securities Inc.                                                                                                                                                                    Merrill Lynch Capital,
                                                                                                                                                                                   a division of Merrill Lynch Business Financial Services, Inc.

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01 Section 1.02 Section 1.03 Section 1.04 Section 1.05	Terms Defined Above Certain Defined Terms Types of Loans and Borrowings Terms Generally; Rules of Construction Accounting Terms and Determinations: GAAP	1 1 19 19 20
ARTICLE II THE CREDITS
Section 2.01 Section 2.02 Section 2.03 Section 2.04 Section 2.05 Section 2.06 Section 2.07 Section 2.08	Commitments Loans and borrowings Requests for Borrowings Interest Elections Funding of Borrowings Termination and Reduction of Aggregate Maximum Credit Amounts Borrowing Base Letters of Credit	20 21 21 22 23 24 25 27
ARTICLE III PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES
Section 3.01 Section 3.02 Section 3.03 Section 3.04 Section 3.05	Repayment of Loans Interest Alternate Rate of Interest Prepayments Fees	31 32 32 33 34
ARTICLE IV PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS
Section 4.01 Section 4.02 Section 4.03 Section 4.04	Payments Generally; Pro Rata Treatment; Sharing of Set-offs Presumption of Payment by the Borrower Certain Deductions by the Administrative Agent Disposition of Proceeds	35 36 36 37
ARTICLE V INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES
Section 5.01 Section 5.02 Section 5.03 Section 5.04	Increased Costs Break Funding Payments Taxes Designation of Different Lending Office	37 38 38 40

i

Section 5.05	Replacement of Lenders	40
ARTICLE VI CONDITIONS PRECEDENT
Section 6.01 Section 6.02	Effective Date Each Credit Event	41 44
ARTICLE VII REPRESENTATIONS AND WARRANTIES
Section 7.01
Section 7.02
Section 7.03
Section 7.04
Section 7.05
Section 7.06
Section 7.07
Section 7.08
Section 7.09
Section 7.10
Section 7.11
Section 7.12
Section 7.13
Section 7.14
Section 7.15
Section 7.16
Section 7.17
Section 7.18
Section 7.19
Section 7.20
Section 7.21
Section 7.22

Organization; Powers
Authority; Enforceability
Approvals; No Conflicts
Financial Condition; No Material Adverse Change
Litigation
Environmental Matters
Compliance with the Laws and Agreements; No Defaults
Investment Company Act
Taxes
ERISA
Disclosure; No Material Misstatements
Insurance
Restriction on Liens
Subsidiaries
Location of Business and Offices
Properties; Titles, Etc.
Maintenance of Properties
Gas Imbalances, Prepayments
Marketing of Production
Swap Agreements
Use of Loans and Letters of Credit
Solvency
		45 45 45 45 46 46 47 47 48 48 49 49 49 50 50 50 51 51 51 52 52 52
ARTICLE VIII AFFIRMATIVE COVENANTS

Section 8.01 Section 8.02 Section 8.03 Section 8.04 Section 8.05 Section 8.06 Section 8.07 Section 8.08 Section 8.09 Section 8.10 Section 8.11 Section 8.12 Section 8.13
Financial  Statements; Other Information
Notices of Material Events
Existence; Conduct of Business
Payment of Obligations
Performance of Obligations under Loan Documents
Operation and Maintenance of Properties
Insurance
Books and Records; Inspection Rights
Compliance with Laws
Environmental Matters
Further Assurances
Reserve Reports
Title Information
52 55 55 55 56 56 56 57 57 57 58 58 59

Section 8.14 Section 8.15 Section 8.16 Section 8.17 Section 8.18	Additional Collateral; Additional Guarantors ERISA Compliance Unrestricted Subsidiaries Marketing activities Swap Agreements	60 61 61 62 62

ARTICLE IX NEGATIVE COVENANTS
Section 9.01
Section 9.02
Section 9.03
Section 9.04
Section 9.05
Section 9.06
Section 9.07
Section 9.08
Section 9.09
Section 9.10
Section 9.11
Section 9.12
Section 9.13
Section 9.14
Section 9.15
Section 9.16
Section 9.17
Section 9.18
Section 9.19

Financial Covenants
Debt
Liens
Dividends, Distributions and Redemptions
Investments, Loans and Advances
Nature of Business; International Operations
Proceeds of Notes
ERISA Compliance
Sale or Discount of Receivables
Mergers, Etc.
Sale of Properties
Environmental Matters
Transactions with Affiliates
Subsidiaries
Negative Pledge Agreements; Dividend Restrictions
Gas Imbalances, take-or-Pay or Other Prepayments
Swap Agreements
Acquisition Documents
Unrestricted Subsidiaries
62 63 65 65 66 67 67 68 69 69 69 69 70 70 70 70 70 71 71
ARTICLE X EVENTS OF DEFAULT; REMEDIES
Section 10.01 Section 10.02	Events of Default Remedies	71 73
ARTICLE XI THE ADMINISTRATIVE AGENT
Section 11.02 Section 11.03 Section 11.04 Section 11.05 Section 11.06 Section 11.07 Section 11.08 Section 11.09 Section 11.10 Section 11.11
Duties and Obligations of Administrative Agent
Action by Administrative Agent
Reliance by Administrative Agent
Subagents
Resignation of Administrative Agent
Agents as Lenders
No Reliance
Administrative Agent May File Proofs of Claim
Authority of Administrative Agent to Release collateral and Liens
The Arrangers and the Agents
74 75 76 76 76 76 76 77 78 78

ARTICLE XII MISCELLANEOUS
Section 12.01
Section 12.02
Section 12.03
Section 12.04
Section 12.05
Section 12.06
Section 12.07
Section 12.08
Section 12.09
Section 12.10
Section 12.11
Section 12.12
Section 12.13
Section 12.14
Section 12.15
Section 12.16

Notices
Waivers; Amendments
Expenses, Indemnity; Damage Waiver
Successors and Assigns
Survival; Revival; Reinstatement
Counterparts; Integration; Effectiveness
Severability
Right of Setoff
GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE  PROCESS
Headings
Confidentiality
Interest Rate Limitation
Collateral Matters; Swap Agreements
No Third Party Beneficiaries
Acknowledgements
USA Patriot Act Notice
78 78 80 82 84 85 85 85 86 87 87 87 88 88 88 88

ANNEXES, EXHIBITS AND SCHEDULES

Annex I                                List of Maximum Credit Amounts

Exhibit A                                Form of Note
Exhibit B                                 Form of Borrowing Request
Exhibit C                                 Form of Interest Election Request
Exhibit D                                Form of Compliance Certificate
Exhibit E                                 Form of Legal Opinion of Jones Walker, special counsel to theBorrower
Exhibit F-1                              Security Instruments
Exhibit F-2                              Form of Guaranty and Collateral Agreement
Exhibit G                                 Form of Assignment and Assumption
Exhibit H                                Form of Exemption Certificate
Exhibit I                                  Form of Intercreditor Agreement

Schedule 1.02                        Approved Counterparties
Schedule 1.02(b)                   Preferential Purchase Right Properties
Schedule 7.05                        Litigation
Schedule 7.10(d)                   ERISA Plan
Schedule 7.10(f)                    Under-funded ERISA Plan
Schedule 7.12                        Insurance
Schedule 7.14                        Subsidiaries
Schedule 7.16                        Title Exceptions
Schedule 7.18                        Gas Imbalances
Schedule 7.19                        Marketing Contracts
Schedule 7.20                        Swap Agreements
Schedule 9.02                        Existing Debt
Schedule 9.03                        Existing Liens
Schedule 9.05                        Investments

v

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 6, 2007, is among: McMoRan Exploration Co., a Delaware corporation (the “Parent”), McMoRan Oil & Gas LLC, a Delaware limited liability company (the “Borrower”); each of the Lenders from time to time party hereto; JPMorgan Chase Bank, N.A. (in its individual capacity, “JPMorgan”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as syndication agent for the Lenders (in such capacity, together with its successors in such capacity, the “Syndication Agent”); and BNP Paribas, as documentation agent for the Lenders (in such capacity, together with its successors in such capacity, a “Documentation Agent”)

R E C I T A L S

A.           The Borrower, the Administrative Agent, the lenders and others party thereto entered into that certain Credit Agreement dated as of April 19, 2006 (as amended prior to the Effective Date, the “Existing Credit Agreement”) pursuant to which the lenders party thereto made certain loans to and extensions of credit available on behalf of the Borrower.

B.           The Parent and the Borrower have requested that the Administrative Agent, the Syndication Agent, the Documentation Agents and the Lenders, and each has agreed to, amend, restate, and increase the Existing Credit Agreement to make certain loans and extensions of credit to the Borrower subject to the terms and conditions of this Agreement.

C.           In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I
Definitions and Accounting Matters

Section 1.01  Terms Defined Above.  As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02  Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the acquisition of certain oil, gas and mineral Properties pursuant to the terms and conditions of the Acquisition Documents.

“Acquisition Agreement” means the Purchase and Sale Agreement between Seller and Borrower, as Buyer, dated June 20, 2007, to be effective July 1, 2007.

“Acquisition Documents” means (a) the Acquisition Agreement, (b) the P&A Escrow Agreement, (c) the Transition Services Agreement, (d) the Title Indemnity Agreement and (e) all bills of sale, assignments, agreements, instruments and documents executed and delivered in connection therewith, in each case, as amended from time to time in accordance with Section 9.18.

“Acquisition Properties” means the Oil and Gas Properties and other properties acquired by the Borrower pursuant to the Acquisition Documents.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agent; and “Agent” shall mean any of the Administrative Agent, the Syndication Agent or any Documentation Agent, as the context requires.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06.

“Aggregated Subsidiaries” means any group of Subsidiaries which in the aggregate would constitute a Significant Subsidiary.

“Agreement” means this Amended and Restated Credit Agreement, dated as of August 6, 2007, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” means, for any day, with respect to any Loan or the Commitment Fee Rate, the applicable rate per annum set forth below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Percentage	Eurodollar Loans	ABR Loans	Commitment Fee Rate
> 115%	275 b.p.	125 b.p.	50 b.p.
> 100% and < 115%	250 b.p.	100 b.p.	50 b.p.
> 90% and < 100%	225 b.p.	75 b.p.	50 b.p.
> 75% and < 90%	200 b.p.	50 b.p.	50 b.p.
> 50% and < 75%	175 b.p.	25 b.p.	37.5 b.p.
< 50%	150 b.p.	0 b.p.	37.5 b.p.

Each change in the Applicable Margin and the Commitment Fee Rate shall apply during the period commencing on the effective date of a change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.  Notwithstanding anything to the contrary herein contained, for the period from the Effective Date until November 1, 2007, the Applicable Margin shall be based upon the Borrowing Base Utilization Percentage grid and in no event shall the Applicable Margin be less than 250 b.p. for Eurodollar Loans, 100 b.p. for ABR Loans and 50 b.p. for the Commitment Fee Rate.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, (b) any other Person whose long term senior unsecured debt rating at the time a particular Swap Agreement transaction is entered into is A/A2 by S&P or Moody’s (or their equivalent) or higher, or (c) with regard to Swap Agreements in respect of commodities, and subject to the conditions set forth therein, any other Person listed on Schedule 1.02.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P. and (c) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arrangers” means J.P. Morgan Securities Inc. and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., in their capacities as the joint lead arrangers and joint book runners hereunder.

“Assignee” has the meaning set forth in Section 12.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit G or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.08(k), Section 8.13(c), Section 8.13(d) or Section 9.11(d). Prior to April 1, 2009, the Borrowing Base and Conforming Borrowing Base (defined below) shall be two separate and distinct determinations under Section 2.07; provided, that, on and after April 1, 2009, there shall only be a single determination under Section 2.07 of the Borrowing Base.

“Borrowing Base Deficiency” occurs if at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is (i) prior to April 1, 2009, the Conforming Borrowing Base in effect on such day and (ii) on and after April 1, 2009, the Borrowing Base in effect on such day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Bridge Credit Agreement” means the Credit Agreement, dated as of Effective Date, among the Parent, as borrower, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent, as the same may be amended from time to time in accordance with Section 9.04(b).

“Bridge Loans” means the senior term loans in favor of the Parent under the Bridge Credit Agreement in an aggregate principal amount not to exceed $800,000,000.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Loan Party having a fair market value in excess of $1,000,000.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated, or (c) the failure of the Parent to at any time own, directly or indirectly, beneficially or of record, 100% of all of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b); and “Commitments” means the aggregate amount of the Commitments of all the Lenders.  The amount representing each Lender’s Commitment shall at any time be the lesser of such Lender’s Maximum Credit Amount and such Lender’s Applicable Percentage of the then effective Borrowing Base.  As of the Effective Date, the aggregate Commitments of the Lenders are $700,000,000.

“Commitment Fee Rate” is set forth in the definition of Applicable Margin.

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent and the Borrower; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement if, for any reason, its Conduit Lender fails to meet any such obligations, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 5.01, 5.02, 5.03 or 12.03 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Conforming Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.08(k), Section 8.13(c), Section 8.13(d) or Section 9.11(d).

“Consolidated Net Income” means with respect to the Parent and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Parent and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Parent or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Parent and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Parent or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) any extraordinary non-cash gains or losses during such period; (d) non-cash gains or losses under FAS 133 resulting from the net change in Parent’s mark to market portfolio of commodity price risk management activities during that period; (e) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns; (f) any non-cash gains or losses attributable to any non-cash impairment charges resulting from the application of Statement of

Financial Accounting Standards No. 142 and No. 144 and any amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141; (g) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations; (h) the cumulative effect of a change in accounting principles; (i) fees, premiums and expenses incurred in connection with the Transactions, this Agreement, the Loan Documents, the Bridge Loans, the Senior Notes, the Acquisition and the repayment of Debt under the Second Lien Term Loan Agreement up to $25,000,000 in the aggregate and (j) any non-cash compensation expense under FAS 142R recognized from grants of stock appreciation or similar rights, stock options, restricted stock, restricted stock units or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries, provided that if such non-cash expense subsequently becomes a cash expense, it will be included in the period during which it became a cash expense; provided that for the purposes of calculating Consolidated Net Income for any period of four consecutive fiscal quarters (each, a “Reference Period”"), if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Borrower or any Restricted Subsidiary shall have made a Material Disposition or Material Acquisition, Consolidated Net Income for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition occurred on the first day of such Reference Period (with the Reference Period for the purposes of pro forma calculations being the most recent period of  four consecutive fiscal quarters for which the relevant financial information is available). As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that involves consideration in excess of $10,000,000; and “Material Disposition” means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that yields gross proceeds to the Borrower or any Restricted Subsidiary in excess of $10,000,000.

“Consolidated Subsidiaries” means each Restricted Subsidiary of the Parent (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) but only to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.  The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, requires the payment of dividends (other than dividends payable solely in Equity Interests which do not otherwise constitute Disqualified Capital Stock) or matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated; provided, however, preferred Equity Interests which would be Disqualified Capital Stock solely by virtue of a requirement to pay dividends in cash shall not be Disqualified Capital Stock to the extent the cash proceeds thereof are used to repay or redeem Bridge Loans or Exchange Notes; and provided further, however, preferred Equity Interests which would be Disqualified Capital Stock solely by virtue of a requirement to pay dividends in cash shall not be Disqualified Capital Stock to the extent the cash proceeds thereof are used to make an Investment in an Unrestricted Subsidiary under Section 9.05(l).  Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Person to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale, shall not constitute Disqualified Capital Stock.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary of the Parent that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income taxes, depreciation, depletion, amortization, exploration expenses and other similar noncash charges, minus all noncash income added to Consolidated Net Income.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Restricted Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Restricted Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.  The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Restricted Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“Equity Issuance” means the issuance, sale or other disposition after the Effective Date by the Parent of its Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Parent or any Subsidiary of the Parent would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Parent, any Loan Party or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA, (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or (g) on and after the effectiveness of the Pension Act, a determination that a Plan is, or is expected to be, in “at risk” status (as defined n 303(i)(4) of ERISA or 430(i)(4) of the Code).

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means:  (a) Liens for taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository or financial institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged or subject to an escrow agreement to secure plugging and abandoning obligations under the P&A Escrow Agreement, performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further that Liens described in clause (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced, and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Exchange Notes” means any securities issued in exchange for the Bridge Loans having terms and conditions substantially as set forth in Exhibit H to the Bridge Credit Agreement.

“Existing Convertible Notes” means approximately $215,870,000 of outstanding convertible notes of the Parent consisting of (i) its $100,870,000 6% senior convertible notes due 2008 and (ii) its $115,000,000 5 ½ % senior convertible notes due 2011.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, for any Person, any vice president, the chief financial officer, principal accounting officer, treasurer or controller of such Person.  Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Parent.

“Financial Statements” means the financial statement or statements of the Parent and its Consolidated Subsidiaries referred to in Section 7.04, including all footnotes attached thereto.

“First Lien Debt” means the aggregate Revolving Credit Exposures of the Lenders under this Agreement.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over any Loan Party, any of their Properties, any Agent, the Issuing Bank or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantors” means:

(a)	the Parent;

(b)	K-Mc Venture I LLC, a Delaware limited liability company;

(c)	Freeport Canadian Exploration Company, a Delaware corporation;

(d)	McMoRan International Inc., a Delaware corporation; and

(e)	each other Domestic Subsidiary which is a Wholly-Owned Subsidiary that guarantees the Indebtedness pursuant to Section 8.14(b).

“Guaranty Agreement” means an agreement executed by the Guarantors in substantially the form of Exhibit F-2 unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means any and all amounts owing or to be owing by any Loan Party (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document; (b) to any Lender or any Affiliate of a Lender under any Swap Agreement between any Loan Party and such Lender or Affiliate of a Lender while such Person (or in the case of its Affiliate, the Person affiliated therewith) is a Lender hereunder and (c) all renewals, extensions and/or rearrangements of any of the above.

“Information Memorandum” means the Confidential Information Memorandum dated June 2007 relating to the Parent, the Borrower and the Transactions.

“Initial Reserve Report” means the engineering information provided by the Borrower and delivered to the Administrative Agent, with respect to the value of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries as of December 31, 2006 and with respect to the Acquisition Properties the merged report of Ryder Scott Petroleum Company, L.P. and the Seller dated as of June 30, 2007.

“Intercreditor Agreement” means that certain Intercreditor Agreement in substantially the form of Exhibit I among the Administrative Agent, the Borrower and Guarantors and the agent on behalf of the lenders under the Bridge Loans and/or the holders of the Exchange Notes, as the same may from time to time be amended, modified, supplemented or restated in accordance with the provisions thereof.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to each Lender, periods of less than one month and periods of nine or twelve months) thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period may have a term which would extend beyond the Maturity Date, (c) no Interest Period shall extend beyond the date of scheduled Aggregate Maximum Credit Amount reductions if repayments of any Loans are required on such dates, and (d) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Assignment Properties” means those certain Acquisition Properties listed on Schedule 7.16 for which the Seller has beneficial title but not obtained all conveyance documents necessary to vest record legal title in itself and as a result which the Borrower will not have record legal title vested in it as of the Effective Date.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any advance, loan or capital contribution to, the assumption of Debt of, the purchase or other acquisition of any other Debt of or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person for any value other than the then fair market value of such Property, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, material, equipment or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means JPMorgan, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” at any time means Two Hundred Million Dollars ($200,000,000.00).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including without limitation the PPR Letter of Credit.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on such page (or otherwise on such screen), the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered dollar deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Lien” means  any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.  The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Parent and its Restricted Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments.

“Loan Party” means the Parent, the Borrower and any other Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having greater than fifty percent (50%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding greater than fifty percent (50%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations or financial condition of the Parent and the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under the Loan Documents.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of any Loan Party in an aggregate principal amount exceeding $25,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Party in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Maturity Date” means August 6, 2012.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06, or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b). As of the Effective Date, the aggregate Maximum Credit Amounts of the Lenders are $700,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).

“Non-Recourse Debt” means any Debt of any Unrestricted Subsidiary, in each case in respect of which: (a) the holder or holders thereof (i) shall have recourse only to, and shall have the right to require the obligations of such Unrestricted Subsidiary to be performed, satisfied, and paid only out of, the Property of such Unrestricted Subsidiary and/or one or more of its Subsidiaries (but only to the extent that such Subsidiaries are Unrestricted Subsidiaries) and/or any other Person (other than the Parent, the Borrower and/or any Restricted Subsidiary) and (ii) shall have no direct or indirect recourse (including by way of guaranty, support or indemnity) to the Parent, the Borrower or any Restricted Subsidiary or to any of the Property of the Parent, the Borrower or any Restricted Subsidiary, whether for principal, interest, fees, expenses or otherwise; and (b) the terms and conditions relating to the non-recourse nature of such Debt are in form and substance reasonably acceptable to the Administrative Agent.

“Non-US Lender” has the meaning set forth in Section 1.01(d).

“Notes” means the promissory notes, if any, of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“P&A Escrow Agreement” means that certain P&A Escrow Agreement dated as of August 6, 2007 among the Borrower and the Seller.

“Parent Loan” means the intercompany loan agreement by and between the Borrower, as borrower, and the Parent, as lender, dated as of April 17, 2006.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Act”: means the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance, all of any other Debt (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing; (b) such new Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and an average life no shorter than the average life of the Refinanced Debt; (c) such new Debt (and any guarantees thereof) is secured by no more collateral than the collateral which secured, or is permitted by the terms of this Agreement to secure, the Refinanced Debt; (d) the obligor(s) in respect of such new Debt shall be the same as the obligor(s) in respect of such Refinanced Debt and if such Refinanced Debt is not guarantied by any Loan Party, then such new Debt shall also not be guarantied by any Loan Party; and (e) the Liens, if any, securing such new Debt are subordinated to the Liens securing the Indebtedness (or, if applicable, the Guaranty Agreement) to at least the same extent as the Liens securing the Refinanced Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by a Loan Party or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by a Loan Party or an ERISA Affiliate.

“PPR Letter of Credit” means the Letter of Credit issued pursuant to Section 2.08(k).

“Preferential Purchase Right Properties” means each of the Oil and Gas Properties listed in Schedule 1.02(b).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt.  “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having at least sixty-six and two thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least sixty-six and two thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Reserve Report” means the Initial Reserve Report and each other report setting forth, as of each January 1st or July 1st (or such other date in the event of an Interim Redetermination), the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date based upon the economic assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Parent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Person, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means any direct or indirect Subsidiary of the Parent that is not an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Second Lien Notes” means the $100,000,000 Second Lien Term Notes issued pursuant to the Second Lien Term Loan Agreement.

“Second Lien Term Loan Agreement” means that certain Second Lien Term Loan Agreement dated as of January 19, 2007 among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Instruments” means the Guaranty Agreement, the Intercreditor Agreement (if and when executed), mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit F-1, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Parent, the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Seller” means Newfield Exploration Company, a Delaware corporation.

“Senior Notes” means (a) any senior, senior subordinated or subordinated Debt issued by the Parent or the Borrower (and any guarantees thereof by any Loan Party) on or after the Effective Date under Section 9.02(j) which is unsecured and any Permitted Refinancing Debt in respect thereof, and (b)

any convertible Debt issued by the Parent (and any guarantees thereof by any Loan Party) on or after the Effective Date under Section 9.02(j) which is unsecured and any Permitted Refinancing Debt in respect thereof.

“Significant Subsidiary” has the meaning set forth in the indentures relating to the Existing Convertible Notes.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Parent and/or one or more of its Subsidiaries and (b) any partnership of which the Parent or any Loan Party is a general partner.  Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a direct or indirect Subsidiary of the Parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Title Indemnity Agreement” means that certain Title Indemnity Agreement dated as of August 6, 2007 among the Borrower and the Seller.

“Total Debt” means, at any date, all Debt for borrowed money of the Parent and the Consolidated Subsidiaries on a consolidated basis.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document and Acquisition Document to which it is a party, the Acquisition, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document and Acquisition Document to which it is a party, the Acquisition, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Transferee” means any Assignee or Participant.

“Transition Services Agreement” means that certain Transition Services Agreement dated as of August 6, 2007 among the Borrower and the Seller.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“Unrestricted Subsidiary” means Freeport-McMoRan Energy, LLC, a Delaware limited liability company, any other Subsidiary of the Parent designated as such on Schedule 7.14 and each other Subsidiary of any of the foregoing.

“Wholly-Owned Subsidiary” means any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Parent and/or one or more of the Wholly-Owned Subsidiaries.

Section 1.03  Types of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04  Terms Generally; Rules of Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05  Accounting Terms and Determinations; GAAP.  Unless otherwise specified herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower or the Parent notifies the Administrative Agent that the Borrower or the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower or the Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.

ARTICLE II
The Credits

Section 2.01  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.  On the Effective Date (or as soon as practicable with respect to (iii)):

(i)  the Borrower shall pay all accrued and unpaid commitment fees, break funding fees under Section 5.02 and all other fees that are outstanding under the Existing Credit Agreement for the account of each “Lender” under the Existing Credit Agreement;

(ii)  each “ABR Loan” and “Eurodollar Loan” outstanding under the Existing Credit Agreement shall be deemed to be repaid with the proceeds of a new ABR Loan or Eurodollar Loan, as applicable, under this Agreement;

(iii)  the Administrative Agent shall use reasonable efforts to cause such “Lender” under the Existing Credit Agreement to deliver to the Borrower as soon as practicable after the Effective Date the Note issued by the Borrower to it under the Existing Credit Agreement, marked “canceled” or otherwise similarly defaced;

(iv)  each Letter of Credit issued and outstanding under the Existing Credit Agreement (if any) shall be deemed issued under this Agreement without the payment of additional fees; and

(v)  the Existing Credit Agreement and the commitments thereunder shall be superceded by this Agreement and such commitments shall terminate.

It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder.

Section 2.02  Loans and Borrowings.

(a)  Borrowings; Several Obligations.  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Types of Loans.  Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000.  Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)  Notes.  If a Lender shall make a written request to the Administrative Agent and the Borrower to have its Loans evidenced by a promissory note, then the Borrower shall execute and deliver a single promissory note of the Borrower in substantially the form of Exhibit A, payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount as then in effect, and otherwise duly completed.  The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, may be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender; provided that the failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03  Requests for Borrowings  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e).  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)  the aggregate amount of the requested Borrowing;

(ii)  the date of such Borrowing, which shall be a Business Day;

(iii)  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)  in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)  the amount of the then effective Borrowing Base and the then effective Conforming Borrowing Base (if then applicable), the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi)  the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

After April 1, 2009 (unless the Conforming Borrowing Base remains in effect), information regarding the Conforming Borrowing Base may be omitted from subsequent Borrowing Requests.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04  Interest Elections.

(a)  Conversion and Continuance.  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)  Interest Election Requests.  To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic

Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c)  Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)  if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Notice to Lenders by the Administrative Agent.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing:  (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05  Funding of Borrowings.

(a)  Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York, New York and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)  Presumption of Funding by the Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06  Termination and Reduction of Aggregate Maximum Credit Amounts.

(a)  Scheduled Termination of Commitments.  Unless previously terminated, the Commitments shall terminate on the Maturity Date.  If at any time the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)  Optional Termination and Reduction of Aggregate Maximum Credit Amounts.

(i)  The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the total Commitments.

(ii)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable.  Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated.   Each reduction of the Aggregate Maximum Credit Amounts pursuant to this Section 2.06(b)(ii) shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(c)  Scheduled and Mandatory Reductions of Aggregate Maximum Commitment Amounts.

(i)  The Aggregate Maximum Credit Amounts shall reduce by $300,000,000 in five (5) consecutive and equal quarterly installments of $60,000,000, the initial reduction of which shall occur on December 31, 2007 and the last such reduction shall occur on December 31, 2008.  Each reduction of the Aggregate Maximum Credit Amounts pursuant to this Section 2.06(c)(i) shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(ii)  The Aggregate Maximum Credit Amounts shall automatically reduce by an amount equal to the prepayment amounts accepted by the Lenders from time to time pursuant to Section 3.04(c)(iv).  Each reduction of the Aggregate Maximum Credit Amounts pursuant to this Section 2.06(c)(ii) shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07  Borrowing Base.

(a)  Initial Borrowing Base and Initial Conforming Borrowing Base.  For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $700,000,000 and the amount of the Conforming Borrowing Base shall be $500,000,000.   Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.08(k) [preferential purchase rights], Section 8.13(c) [title defects], Section 8.13(d) [MMS approvals] or Section 9.11(d) [asset sales].  As of April 1, 2009, the Conforming Borrowing Base shall equal the Borrowing Base and all references to “Conforming Borrowing Base” in this Agreement shall mean the Borrowing Base.  The Borrowing Base shall, under no circumstances, exceed the Aggregate Maximum Credit Amounts.

(b)  Scheduled and Interim Redeterminations.  The Borrowing Base and the Conforming Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base and Conforming Borrowing Base shall become effective and applicable to the Borrower, the Agents, the Issuing Bank and the Lenders on April 1st and October 1st of each year; provided that the initial Scheduled Redetermination shall be November 1, 2007.  In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, one time during any 12 month period, each elect to cause the Borrowing Base and the Conforming Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07; provided that the Required Lenders shall not have the right to make such a request for an Interim Redetermination during calendar year 2007 for the thirty (30) days following the Effective Date.

(c)  Scheduled and Interim Redetermination Procedure.

(i)  Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows:  Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Majority Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in its sole discretion, propose a new Borrowing Base and which shall prior to October 1, 2008 further specify a new Conforming Borrowing Base (collectively, the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt)

as the Administrative Agent deems appropriate in its sole discretion and consistent with its customary oil and gas lending criteria as it exists at the particular time.

(ii)  The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)  in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or before March 15th and September 15th of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B)  in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(iii)  Any Proposed Borrowing Base that would increase the Borrowing Base (or the Conforming Borrowing Base) then in effect must be approved or deemed to have been approved by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base (or the Conforming Borrowing Base) then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii).  Such decisions will be made by each Lender based upon such criteria as such Lender deems appropriate in its sole discretion and consistent with its customary oil and gas lending criteria as it exists at the particular time.  Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base (which proposal must also propose a Conforming Borrowing Base, if appropriate).  If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base.  If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base (or the Conforming Borrowing Base) then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base (or the Conforming Borrowing Base) then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base (and the new Conforming Borrowing Base), effective on the date specified in Section 2.07(d).  If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base (or the highest Conforming Borrowing Base) then acceptable to a number of Lenders sufficient to constitute the Required Lenders and, so long as such amount does not increase the Borrowing Base (or the Conforming Borrowing Base) then in effect, such amount shall become the new Borrowing Base (and the new Conforming Borrowing Base), effective on the date specified in Section 2.07(d).  While the Conforming Borrowing Base is in effect, the foregoing procedures shall apply to each proposed Borrowing Base and each proposed Conforming Borrowing Base separately.

(d)  Effectiveness of a Redetermined Borrowing Base.  After a redetermined Borrowing Base (and Conforming Borrowing Base) is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders (the “New Borrowing Base Notice”) of the amount of the redetermined Borrowing Base (and Conforming Borrowing Base), and such amount shall become the new Borrowing Base (and new Conforming Borrowing Base), effective and applicable to the Borrower, the Agents, the Issuing Bank and the Lenders:

(i)  in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the April 1st or October 1st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii)  in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base (and the Conforming Borrowing Base) until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base (and the Conforming Borrowing Base) under Section 8.13(c), Section 8.13(d) or Section 9.11(d), whichever occurs first.  Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

Section 2.08  Letters of Credit.

(a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of the Parent or any of its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the period from the Effective Date until the day which is five (5) Business Days prior to the end of the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)  requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)  specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)  specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)  specifying the amount of such Letter of Credit;

(v)  specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)  specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment, provided clause (i) shall not be applicable to the PPR Letter of Credit and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e. the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit and shall guarantee the reimbursement of any Letter of Credit issued for the account of the Parent or a Restricted Subsidiary.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that is one (1) Business Day after such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon, New York City time, on the payment date, or, if such notice has not been received by the Borrower prior to such time on the payment date, then not later than

2:00 p.m., New York City time, on the second Business Day after the Borrower receives such notice; provided that if such LC Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)  Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans.  Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)  Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)  Cash Collateralization.  If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Restricted Subsidiary described in Section 10.01(h) or Section 10.01(i).  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor.  The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Restricted Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.  Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)  Preferential Purchase Right Letter of Credit.  Without limitation of the foregoing, on the Effective Date, the Issuing Bank will issue a Letter of Credit (the “PPR Letter of Credit”) for the benefit of the Seller, in an amount not to exceed $110,000,000 (provided that the amount of the PPR Letter of Credit shall not be deducted from the LC Commitment) to fund the purchase of the Preferential Purchase Right Properties subject of preferential purchase rights which rights have not expired, have not been waived or have not been exercised by the holders thereof on or before the Effective Date.  The PPR Letter of Credit shall expire on the 45th day after the Effective Date, and to the extent such preferential purchase rights in respect of a Preferential Purchase Right Property are waived or expire without being exercised after the Effective Date, the PPR Letter of Credit will be drawn in an amount equal to the allocated purchase price for such Preferential Purchase Right Property and such Preferential Purchase Right Properties subject thereof will be conveyed to the Borrower.  In connection with such conveyance, the Borrower shall grant to the Administrative Agent a first priority perfected Lien in such conveyed Preferential Purchase Right Properties.  Otherwise, if such preferential purchase rights in respect of a Preferential Purchase Right Property are exercised, the PPR Letter of Credit will reduce by an amount equal to the purchase price allocated to Preferential Purchase Right Property in the Acquisition Documents.  In addition, the Borrowing Base and Conforming Borrowing Base will be permanently reduced by an amount equal to the value, if any, attributed to such Property in the Borrowing Base based on Initial Reserve Report.

ARTICLE III
Payments of Principal and Interest; Prepayments; Fees

Section 3.01  Repayment of Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02  Interest.

(a)  ABR Loans.  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)  Eurodollar Loans.  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)  Post-Default Rate Rate.  Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 3.04(c), then all Loans outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall on or after the date the Required Lenders so request bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a).

(d)  Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)  the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a

Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04  Prepayments.

(a)  Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b)  Notice and Terms of Optional Prepayment.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any amounts due under Section 5.02.

(c)  Mandatory Prepayments.

(i)  If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or Section 2.06(c), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

(ii)  Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07, Section 8.13(c) or Section 8.13(d), if the total Revolving Credit Exposures exceeds the redetermined or adjusted Borrowing Base, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).  The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral within forty-five (45) days following its receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

(iii)  Upon any adjustments to the Borrowing Base pursuant to Section 9.11(d), if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).  The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral within two (2) Business Days following the date it or any Restricted

Subsidiary receives cash proceeds as a result of such disposition; provided that all payments required to be made pursuant to this Section 3.04(c)(iii)  must be made on or prior to the Termination Date.

(iv)  If at any time, the Borrower or the Parent shall be required to prepay or redeem (or make any offer to prepay or redeem) all or any portion of the Bridge Loans or any Exchange Notes (other than (i) a prepayment or redemption with the proceeds of an Equity Issuance (other than an Equity Issuance of Disqualified Capital Stock), (ii) with the proceeds of Permitted Refinancing Debt or (iii) a change of control offer as defined in the Bridge Credit Agreement or the Exchange Notes), then not later than the fifth (5th) Business Day prior to the day on which such prepayment or redemption (or earlier offer to prepay or redeem) of any Bridge Loans or Exchange Notes shall be made, the Borrower shall make an offer to the Lenders by notice to the Administrative Agent to prepay outstanding Loans under this Agreement and cash collateralize Letters of Credit in an amount equal to such amount required to be prepaid or redeemed (or offered to prepay or redeem) under the Bridge Credit Agreement or any agreement evidencing the Exchange Notes, provided that if such prepayment or redemption is the result of an asset sale, then (A) if the aggregate Revolving Credit Exposures of the Lenders exceeds  or is equal to the Conforming Borrowing Base (or if no Conforming Borrowing Base is then in effect, the Borrowing Base), the amount offered to the Lenders shall be the amount required to be prepaid or redeemed (or offered to prepay or redeem) under the Bridge Credit Agreement or any agreement evidencing the Exchange Notes and (B) if the aggregate Revolving Credit Exposures of the Lenders is less than the Conforming Borrowing Base (or if no Conforming Borrowing Base is then in effect, the Borrowing Base), the amount offered to the Lenders shall be the lesser of (x) the amount allocated the Properties subject of such asset sale in the most recent Conforming Borrowing Base and (y) the Net Available Cash (as defined in the Bridge Credit Agreement) from such asset sale received by a Loan Party.  Within three Business Days after the Administrative Agent receives notice of an offer from the Borrower under this Section 3.04(c)(iv), each Lender shall decide to accept or decline such prepayment of Loans.  If a Lender shall fail to respond within three Business Days, its failure shall be deemed a rejection of the offer.  If the Majority Lenders have agreed to accept such prepayment, then each of the Lenders shall accept its pro rata share of the entire prepayment amount.  If the prepayment is accepted by the Majority Lenders then such prepayment amounts shall be paid by the Borrower to the Lenders within one Business Day following acceptance.  If the Majority Lenders fail to accept such prepayment, then the entire prepayment amount shall be applied as required pursuant to the mandatory prepayment provisions of the Bridge Loans or Exchange Notes.  Any amounts not required to be offered to the Lenders under clause (B) shall be applied as required pursuant to the mandatory prepayment provisions of the Bridge Loans or Exchange Notes.

(v)  Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding as the Borrower may direct.

(vi)  Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)  No Premium or Penalty.  Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05  Fees.

(a)  Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date.  Accrued commitment fees shall be payable in arrears on the third Business Day after the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)  Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)  Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to noon, New York, New York time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)  Application of Insufficient Payments.  If at any time prior the Termination Date, insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest, fees and other amounts then due hereunder, such funds shall be applied:  first, ratably to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to accrued interest on the Loans; third, to fees; fourth, pro rata to outstanding principal of the Loans and unreimbursed LC Disbursements; and fifth, if applicable, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure, in each case, ratably among the parties entitled thereto in accordance with the amounts then due to such parties.

(c)  Sharing of Payments by Lenders.  Except as provided under Section 3.04(c)(iv), if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02  Presumption of Payment by the Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03  Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 4.04  Disposition of Proceeds.  The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property.  The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Restricted Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

ARTICLE V
Increased Costs; Break Funding Payments; Taxes

Section 5.01  Increased Costs.

(a)  Eurodollar Changes in Law.  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)  impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)  Capital Requirements.  If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)  Certificates.  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 365 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03  Taxes.

(a)  All payments made by any Loan Party under this Agreement or any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or other taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such

Lender (after payment of all Non-Excluded Taxes and other taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of Section 5.03(d) or (e) or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this Section 5.03(a).

(b)  In addition, the Borrower shall pay any other taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Whenever any Non-Excluded Taxes or other taxes are payable by a Loan Party, as promptly as possible thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Loan Party showing payment thereof.  If such Loan Party fails to pay any Non-Excluded Taxes or other taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)  Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Loan Parties under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this Section 5.03(d), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 5.03(d) that such Non-U.S. Lender is not legally able to deliver.

(e)  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or other taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Non-Excluded Taxes or other taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)  The agreements in this Section 5.03 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 5.04  Designation of Different Lending Office.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05  Replacement of Lenders.  If (a) any Lender requests compensation under Section 5.01, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (c) any Lender defaults in its obligation to fund Loans hereunder, (d) any Lender has not approved (or is not deemed to have approved) an increase in the Borrowing Base proposed by the Administrative Agent pursuant to Section 2.07(c)(iii) which has been approved by Lenders holding 75% or more of the then outstanding Commitments or (e) any Lender has not approved a proposed waiver or amendment requiring 100% approval or consent but which has been approved by Lenders holding 75% or more of the then outstanding Commitments, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments or will result in the approval of the proposed Borrowing Base.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such  assignment and delegation cease to apply.

ARTICLE VI
Conditions Precedent

Section 6.01  Effective Date.  The obligations of the Lenders to amend and restate the Existing Credit Agreement, to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)  The Administrative Agent, the Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b)  The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and by-laws or other applicable organizational documents of the Borrower and such Guarantor, certified as being true and complete.  The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c)  The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.

(d)  The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(e)  The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreement and the other Security Instruments described on Exhibit F-1, but excluding the Intercreditor Agreement.  In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i)  be reasonably satisfied that the Security Instruments create first priority, perfected Liens (except that Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition may exist) on at least 90% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report (provided that, to the extent Preferential Purchase Right Properties or Interim Assignment Properties which were evaluated in the Initial Reserve Report are not conveyed to the Borrower on the Effective Date, compliance with such 90% requirement on the Effective Date shall be calculated without regard to such Properties); and

(ii)  have received certificates, if appropriate, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of the Borrower, each of the Guarantors (other than the Parent) and not less than 65% of all of the issued and outstanding capital stock of each Foreign Subsidiary that is not a Guarantor, which is directly owned by either the Borrower or a Domestic Subsidiary.

(f)  The Administrative Agent shall have received an opinion of (i) Jones Walker, special counsel to the Borrower, substantially in a form and of substance reasonably acceptable to the Administrative Agent and (ii) local counsel in the State of Mississippi, substantially in a form and of substance reasonably acceptable to the Administrative Agent.

(g)  The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.

(h)  The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 90% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report; provided that, preferential purchase rights associated with the Preferential Purchase Right Properties and conveyance deficiencies associated with the Interim Assignment Properties will not render title to such Properties unacceptable for purposes of compliance with such 90% requirement on the Effective Date, and provided further that such title information shall be limited to (i) audits of the Borrower’s title diligence materials prepared in connection with the Acquisition and other existing well or lease files and (ii) receipt of assignments conveying the Acquisition Properties to the Seller.

(i)  The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that (i) all government and third party approvals necessary in connection with the Transactions have been obtained on satisfactory terms and (ii) no action or proceeding is pending or threatened in any court or before any Governmental Authority seeking to restrain or prohibit the consummation of the transactions contemplated by the Acquisition Documents or to obtain substantial damages from the Borrower related to the Acquisition Documents.

(j)  The Administrative Agent shall have received the financial statements referred to in Section 7.04(a) and 7.04(b) and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c)(i), (ii) and (iii).  The Administrative Agent and the Lenders shall have received projections (broken down by quarter for the first year and by year thereafter) for the Parent and its Restricted Subsidiaries after giving effect to the Acquisition and the other transactions contemplated hereby through the fifth anniversary of the Effective Date.

(k)  The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Acquisition Properties and the Properties of the Parent, the Borrower and the Restricted Subsidiaries for each of the following jurisdictions:  Delaware, Louisiana, Texas, Alabama, Mississippi and any other jurisdiction requested by the Administrative Agent; other than those being released on or prior to the Effective Date or Liens permitted by Section 9.03.

(l)  The Administrative Agent shall have received evidence that the Borrower has purchased one or more commodity price swaps with one or more Approved Counterparties which have aggregate notional volumes of not less than 80% of the reasonably estimated projected crude oil production and not less than 80% of the reasonably estimated projected natural gas production, in each case, from its proved developed, producing Oil and Gas Properties (excluding Main Pass 299) as determined by reference to the Initial Reserve Reports for each year during the calendar years 2008, 2009 and 2010; provided however, that the Swap Agreements for production related to months during July, August, September and October during each such calendar year shall be in the form of puts and/or floors.

(m)  The Administrative Agent shall have received (i) a certificate of a Responsible Officer of the Borrower certifying:  (A) that the Borrower is concurrently consummating the Acquisition in accordance with applicable law and the terms of the Acquisition Documents (with all of the material conditions precedent thereto having been satisfied in all material respects or waived by the parties thereto) and acquiring substantially all of the Acquisition Properties contemplated by the Acquisition Documents (other than the Preferential Purchase Right Properties); (B) that no provision of the Acquisition Agreement has been waived, amended, supplemented or otherwise modified in any respect materially adverse to the Borrower or the Lenders without the prior consent of the Arrangers; (C) that the terms of the other Acquisition Documents are not inconsistent in any material respect with the terms of the Acquisition Agreement; (D) that attached thereto is the Preliminary Closing Statement as defined in the Acquisition Documents in such detail as may reasonably be requested by the Administrative Agent and (E) that attached thereto are (i) a true and complete list of all Preferential Purchase Right Properties which are currently pending final decision by a third party regarding purchase of such property in accordance with such preferential right; (ii) a true and complete executed copy of each of the Acquisition Documents; and (iii) original counterparts or copies, certified as true and complete, of the bills of sale and assignment to the Borrower for all of the Acquisition Properties.

(n)  The Borrower shall have unused availability (i.e. the Borrowing Base less the aggregate Revolving Credit Exposures) under this Agreement of not less than $125,000,000.

(o)  The Administrative Agent shall have received a certificate of a Responsible Officer of the Parent certifying (i) that the Parent is contemporaneously closing the Bridge Loans with gross cash proceeds of not less than $800,000,000 on terms approved by the Arrangers; and ('iii) that immediately after giving effect to the Acquisition, the Parent and its Restricted Subsidiaries will have outstanding no Debt for borrowed money or Disqualified Capital Stock other than (A) the Indebtedness under this Agreement; (B) Debt associated with the Bridge Loans (and any intercompany loan of the proceeds thereof by the Parent to the Borrower) in an aggregate principal amount of not less than $800,000,000; (C) the Existing Convertible Notes and (D) the Parent Loan.

(p)  The Administrative Agent shall have received a certificate of a Financial Officer of the Parent certifying that, after giving effect to the Acquisition, the borrowings under this Agreement and the Bridge Loans, the Parent and its Restricted Subsidiaries, taken as a whole, are solvent as contemplated by Section 7.22.

(q)  The Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent of the payment in full of all amounts due under the Second Lien Term Loan Agreement and the release of all Liens securing such obligations and any other obligations secured thereby contemporaneously with the proceeds of the initial funding under this Agreement.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to amend and restate the Existing Credit Agreement and make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 1:00 p.m., New York New York time, on August 15, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 6.02  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect; provided that with respect to the initial funding on the Effective Date, this condition precedent shall not apply.

(c)  The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date; provided that with respect to the initial funding on the Effective Date, the Parent and the Borrower are not required to make the representation contained in Section 7.04(c) and the only representations (and related Defaults) the making of which shall be a condition precedent under this Section 6.02(c) on the Effective Date shall be (i) with respect to the Parent and its Restricted Subsidiaries, those representations contained in Sections 7.01, 7.02, 7.03(b) (but only with respect to the extent of a Loan Party’s charter, by-laws or other organizational documents), 7.08 and 7.21 and (ii) with respect to the Acquisition Properties, such of the representations made by or with respect to the Assets in the Acquisition Agreement as are material to the interests of the Lenders (but only to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (determined without regard to any waiver, amendment or other modification of the Acquisition Agreement)).

(d)  The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document; provided that with respect to the initial funding on the Effective Date, this condition precedent shall not apply.

(e)  The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Parent and the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (e).

ARTICLE VII
Representations and Warranties

The Parent and the Borrower represent and warrant to the Lenders that:

Section 7.01  Organization; Powers.  Each of the Parent and each Restricted Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02  Authority; Enforceability.  The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  Each Loan Document and Acquisition Document to which a Loan Party is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03  Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than the recording and filing of the Security Instruments as required by this Agreement, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Loan Party and (d) will not result in the creation or imposition of any Lien on any Property of any Loan Party (other than the Liens created by the Loan Documents).

Section 7.04  Financial Condition; No Material Adverse Change.

(a)  The Parent has furnished to the Lenders (i) its audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004 (which audit reports for such financial statements are not subject to any qualification), (ii) its unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the fiscal quarter ended March 31, 2007, (iii) audited statements of revenues and operating expenses for the Assets for the fiscal year ended December 31, 2006 (which audit reports for such financial statements are not subject to any qualification) and (iv) unaudited statements of revenues and operating expenses for the Assets for the fiscal quarter ending March 31, 2007 (and for the comparable period in the preceding fiscal year), which financial statements shall be prepared in accordance with GAAP.  The financial statements in clauses (i) and (ii) present fairly, in all material respects, consolidated financial condition of the Parent as of the dates and for the periods set forth above in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.  The financial statements in clauses (iii) and (iv) present fairly, in all material respects, revenues and operating expenses for the

Assets as of the dates and for the periods set forth above in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b)  The Parent has heretofore furnished to the Lenders a pro forma consolidated balance sheet of the Parent as of June 30, 2007 and a pro forma statement of operations as of December 31, 2006, and as of June 30, 2007 and 12-month period ending on June 30, 2007, in each case adjusted to give effect to the Acquisition and the other transactions contemplated hereby, the other transactions related thereto and any other transactions that would be required to be given pro forma effect by Regulation S-X promulgated under the Securities Act and such other adjustments as are agreed between the Parent and the Arrangers.

(c)  Since December 31, 2006, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(d)  Neither the Parent nor any of its Restricted Subsidiaries has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05  Litigation.

(a)  Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrower, threatened against or affecting the Parent and its Restricted Subsidiaries or involving the Acquisition (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document, any Acquisition Document or the Transactions.

(b)  Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06  Environmental Matters.  Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a)  neither any Property of the Parent and its Restricted Subsidiaries nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

(b)  no Property of the Parent and its Restricted Subsidiaries nor the operations currently conducted thereon are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

(c)  all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Parent and its Restricted Subsidiaries, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and the Parent and its Restricted Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

(d)  all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Parent and its Restricted Subsidiaries have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or the environment, and, to the actual knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

(e)  the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Parent and its Restricted Subsidiaries except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(f)  to the extent applicable, all Property of the Parent and its Restricted Subsidiaries currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.

(g)  neither the Parent nor any Restricted Subsidiary has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07  Compliance with the Laws and Agreements; No Defaults.

(a)  The Parent and its Restricted Subsidiaries are in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)  Neither the Parent nor any of its Restricted Subsidiaries are in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Parent or any Restricted Subsidiary to Redeem or make any offer to Redeem all or any portion of any Debt outstanding under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Parent or any of its Restricted Subsidiaries or any of their Properties is bound.

(c)  No Default has occurred and is continuing.

Section 7.08  Investment Company Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09  Taxes.  The Parent and each of its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Parent, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The charges, accruals and reserves on the books of the Parent in respect of taxes and other governmental charges are, in the reasonable opinion of the Parent, adequate.  No tax Lien has been filed and, to the knowledge of the Parent, no claim is being asserted with respect to any such tax or other such governmental charge.

Section 7.10  ERISA.

(a)  The Parent and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)  Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)  No act, omission or transaction has occurred which could result in imposition on any the Parent or any of its Subsidiaries or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)  Except as provided in Schedule 7.10(d), no Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974.  No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Parent or any of its Subsidiaries or any ERISA Affiliate has been or is expected by any Loan Party or any ERISA Affiliate to be incurred with respect to any Plan.  No ERISA Event with respect to any Plan has occurred.

(e)  Full payment when due has been made of all amounts which Parent or any of its Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan and, on and after the effectiveness of the Pension Act, and no Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan.

(f)  Except as provided in Schedule 7.10(f), the actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount in excess of $500,000.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g)  Neither the Parent and any of its Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Parent or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h)  Neither the Parent and any of its Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

(i)  Neither the Parent and any of its Subsidiaries nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.11  Disclosure; No Material Misstatements.  The Parent and the Borrower have disclosed to the Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Parent and its Restricted Subsidiaries to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; and further provided that the representations regarding information and projections with respect to the Acquisition Properties shall be limited to the best knowledge of the Parent.  There is no fact peculiar to the Parent and its Restricted Subsidiaries which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Parent and its Restricted Subsidiaries prior to, or on, the date hereof in connection with the transactions contemplated hereby.  There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that neither the Parent, the Borrower, Restricted the Subsidiaries nor such Responsible Officer warrants that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12  Insurance.  The Borrower has, and has caused all of its Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Restricted Subsidiaries.  Schedule 7.12, as of the date hereof, sets forth a list of all insurance maintained by the Borrower and all its Restricted Subsidiaries.  The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13  Restriction on Liens.  Neither the Parent nor any of its Restricted Subsidiaries is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 9.03(c), Liens permitted by clause (g) of the definition of Excepted Liens and the Bridge Credit Agreement), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the

Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Loan Documents.

Section 7.14  Subsidiaries.  Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Parent has no Subsidiaries.  Schedule 7.14 sets forth each Subsidiary’s status as a Restricted Subsidiary or an Unrestricted Subsidiary.

Section 7.15  Location of Business and Offices.  The Parent’s jurisdiction of organization is Delaware; the name of the Parent as listed in the public records of its jurisdiction of organization is McMoRan Exploration Co.; and the organizational identification number of the Parent in its jurisdiction of organization is 2927190 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01).  The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is McMoRan Oil & Gas LLC; and the organizational identification number of the Borrower in its jurisdiction of organization is 2927213 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01).  The Parent’s and the Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(m) and Section 12.01(c)).  Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(m)).

Section 7.16  Properties; Titles, Etc.

(a)  Except as set forth in Schedule 7.16, each of the Borrower and the Restricted Subsidiaries (as applicable) has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03.  After giving full effect to the Excepted Liens, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property.  The Parent owns no direct interests in any Oil and Gas Properties.

(b)  All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)  The rights and Properties presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)  All of the Properties of the Borrower and the Restricted Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)  The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Restricted Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower and its Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17  Maintenance of Properties.  Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries.  Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Parent or its Restricted Subsidiaries is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Parent or its Restricted Subsidiaries is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Restricted Subsidiary.  All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Restricted Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Restricted Subsidiaries, in a manner consistent with the Borrower’s or its Restricted Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17  could not reasonably be expected to have a Material Adverse Effect).

Section 7.18  Gas Imbalances, Prepayments.  Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two and one-half percent (2.5%) of the aggregate volumes of Hydrocarbons (on an Mcf equivalent basis) listed in the most recent Reserve Report.

Section 7.19  Marketing of Production.  Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Borrower’s or its Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20  Swap Agreements.  Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of the Parent and its Restricted Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21  Use of Loans and Letters of Credit.  The proceeds of the Loans and the Letters of Credit shall be used to refinance the Second Lien Notes, to provide funding in connection with the Acquisition, to provide for bonding requirement with the MMS (defined herein), to finance the PPR Letter of Credit, to provide working capital for exploration and production operations and to provide funding and Letters of Credit for general corporate purposes of the Borrower and its Restricted Subsidiaries.  Neither the Parent nor any Restricted Subsidiary is engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22  Solvency.  After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Loan Parties, taken as a whole, will exceed the aggregate Debt of the Loan Parties on a consolidated basis, as the Debt becomes absolute and matures, (b) each Loan Party will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each Loan Party will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

ARTICLE VIII
Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent and the Borrower covenant and agree with the Lenders that:

Section 8.01  Financial Statements; Other Information

.  The Parent and the Borrower will furnish to the Administrative Agent and each Lender:

(a)  Annual Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of the

Parent and the Borrower, each of their audited consolidated balance sheets and related statements of operations, stockholders’ equity, as applicable, and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and the Borrower and their consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)  Quarterly Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent and the Borrower, each of their consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and the Borrower and their consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)  Certificate of Financial Officer -- Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), commencing with the delivery of financial statements for the fiscal quarter ending September 30, 2007, a certificate of a Financial Officer of the Parent in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01.

(d)  Certificate of Financial Officer – Swap Agreements.  Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), commencing with the delivery of financial statements for the fiscal quarter ending September 30, 2007, a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Swap Agreements of each Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(e)  Certificate of Financial Officer -- Consolidating Information.  If, at any time, all of the consolidated Subsidiaries of the Parent are not Consolidated Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Parent.

(f)  Certificate of Insurer -- Insurance Coverage.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(g)  Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter submitted to any Loan Party by independent accountants in connection with any annual,

interim or special audit made by them of the books of any such Person, and a copy of any response by such Person, or the board of directors or other appropriate governing body of such Person, to such letter or report.

(h)  SEC and Other Filings; Reports to Shareholders.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent with the SEC, or  with any national securities exchange, or distributed by the Parent or the Borrower to its shareholders generally, as the case may be.  Documents required to be delivered pursuant to Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Parent posts such documents to EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR).

(i)  Notices Under Material Instruments.  Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(j)  Lists of Purchasers.  Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of all Persons purchasing Hydrocarbons from the Borrower or any Restricted Subsidiary.

(k)  Notice of Sales of Oil and Gas Properties.  In the event the Borrower or any Restricted Subsidiary intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties or any Equity Interests in any Restricted Subsidiary with a fair market value in excess of $5,000,000 in accordance with Section 9.11, prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent or any Lender.

(l)  Notice of Casualty Events.  Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any legal action or proceeding that could reasonably be expected to result in a Casualty Event, in each case, of any Property of any Loan Party having a fair market value in excess of $10,000,000.

(m)  Information Regarding Borrower and Guarantors.  Prompt written notice of (and in any event at least ten (10) Business Days following) any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number.

(n)  Production Report and Lease Operating Statements.  In connection with each Reserve Report delivered pursuant to Section 8.12(a), a report setting forth, for each month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month during such period from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(o)  Notices Relating to Acquisition.  In the event that after the Effective Date:  (i) the Borrower is required to purchase any Preferential Purchase Right Property, (ii) the Borrower and the Seller calculate and agree upon the “final settlement statement” as contemplated by the Acquisition Documents, or (iii) the Borrower furnishes the Seller with any notices or reports under the P&A Escrow Agreement then, in each such case, the Borrower shall promptly give the Administrative Agent notice in reasonable detail of such circumstances.

(p)  Patriot Act.  Promptly upon request, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(q)  Other Requested Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02  Notices of Material Events.  The Parent and the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)  the occurrence of any Default;

(b)  the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Parent or any Restricted Subsidiary thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case could reasonably be expected to result in liability in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent or any Restricted Subsidiary in an aggregate amount exceeding $5,000,000; and

(d)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03  Existence; Conduct of Business.  The Parent will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04  Payment of Obligations.  The Parent will, and will cause each Restricted Subsidiary to, pay its obligations, including tax liabilities of the Borrower and all of its Restricted

Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 8.05  Performance of Obligations under Loan Documents.  The Borrower will pay the Loans according to the reading, tenor and effect thereof, and the Parent and the Borrower will, and will cause each Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06  Operation and Maintenance of Properties.  The Borrower, at its own expense, will, and will cause each Restricted Subsidiary to:

(a)  operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the customary practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)  keep and maintain in good repair, working order and condition (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other Properties material to the conduct of its business, including, without limitation, all equipment, machinery and facilities, except to the extent any such Property is no longer capable of producing Hydrocarbons in economically reasonable amounts.

(c)  promptly pay and discharge, or make commercially reasonable efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties.

(d)  promptly perform or make commercially reasonable efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e)  to the extent the Borrower is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07  Insurance.  The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such liability policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08  Books and Records; Inspection Rights.  The Parent will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Parent will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09  Compliance with Laws.  The Parent will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10  Environmental Matters.

(a)  The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which Environmental Laws could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Restricted Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Restricted Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Restricted Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Restricted Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Restricted Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each Restricted Subsidiary to establish and implement, such policies of environmental audit and compliance as may be necessary to continuously determine and assure that the Borrower’s and its Restricted Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)  The Borrower will promptly, but in no event later than five days of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Restricted Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles.

Section 8.11  Further Assurances.

(a)  The Parent and the Borrower at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of any Loan Party, as the case may be, in the Loan Documents or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)  The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12  Reserve Reports.

(a)  On or before March 1st and September 1st of each year (and on October 1, 2007 for the purposes of the initial November 1, 2007 Scheduled Redetermination), the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries as of the immediately preceding January 1 and July 1.  The Reserve Report as of January 1 of each year shall be prepared by one or more Approved Petroleum Engineers (and such report delivered in conjunction with the initial November 1, 2007 Scheduled Redetermination shall be prepared primarily by one or more Approved Petroleum Engineers), and the July 1 Reserve Report of each year may be prepared by on or more Approved Petroleum Engineers or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

(b)  In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.  For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than forty-five (45) days following the receipt of such request.

(c)  With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct (it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that neither the Parent, the Borrower, Restricted the Subsidiaries nor such Responsible Officer warrants that such opinions, estimates and projections will ultimately prove to have been accurate), (ii) the Borrower or its

Restricted Subsidiaries owns good and defensible title (subject to the title deficiencies set forth on Schedule 7.16) to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Parent or any Restricted Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which exhibit shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating compliance with Section 8.14(a).

Section 8.13  Title Information.

(a)  On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 85% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.

(b)  If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 90 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 85% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(c)  If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 90-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 85% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders.  To the extent that the Administrative Agent or the Majority Lenders are not satisfied with title to any Mortgaged Property after the 90-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 85% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base (and if the Conforming Borrowing Base is then in effect, the Conforming Borrowing Base) shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on

85% of the value of the Oil and Gas Properties.  This new Borrowing Base (and if the Conforming Borrowing Base is then in effect, this new Conforming Borrowing Base) shall become effective immediately after receipt of such notice.

(d)  The Borrower shall (1) use all commercially reasonable efforts to promptly obtain approval from the Mineral Management Services of the United States Department of Interior (the “MMS”) of the assignment of each Acquisition Property to the Borrower and shall provide evidence of such approval to the Administrative Agent, in such form and substance acceptable to the Administrative Agent, and (2) within 60 days of  the Effective Date provide certified copies of the recorded leases, conveyances or assignments filed in the conveyance, real property records or similar records of the proper Louisiana parish or Texas, Mississippi or Alabama counties for each Acquisition Property (including each Interim Assignment Property) into the Seller in order to properly evidence the chain out title into Seller as the Administrative Agent shall reasonably request; provided that to the extent the Administrative Agent is reasonably satisfied that the Borrower has diligently pursued compliance with the requirements of this clause (2) within such 60 day period and to the extent at the end of such 60 day period such requirements have not been fully satisfied, then the Borrower shall have an additional period of 60 days within which to comply.  To the extent that the Borrower fails to obtain such certified copies of leases, conveyances or assignments within the time periods provided herein (including any extensions) for any of the Acquisition Properties or Interim Assignment Properties, then such default shall not be a Default, but instead the Administrative Agent shall have the right to exercise the following remedy in its sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent.  To the extent that such lease, conveyance or assignment document has not been obtained, the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base and Conforming Borrowing Base shall be reduced by an amount as determined by the Required Lenders to be the value allocated to such Acquisition Properties in the most recent redetermination of the Borrowing Base and Conforming Borrowing Base.  This new Borrowing Base and Conforming Borrowing Base shall become effective immediately after receipt of such notice.  To the extent, however, that any assignment is not a transaction for which the MMS typically issues approval, Borrower shall be deemed to have met its obligations hereunder by providing the Administrative Agent with certified copies of any such assignment showing recordation in the conveyance, real property or similar records of the proper Louisiana parish or Texas county.

Section 8.14  Additional Collateral; Additional Guarantors.

(a)  In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 85% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production.  In the event that the Mortgaged Properties do not represent at least 85% of such total value, then the Borrower shall, and shall cause its Restricted Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.12(c), to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 85% of such total value.  All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

(b)  The Parent shall promptly cause each newly created or acquired Domestic Subsidiary that is a Wholly-Owned Subsidiary (other than the Borrower) to guarantee the Indebtedness pursuant to the Guaranty Agreement.  In connection with any such guaranty, the Parent shall, or shall cause such Domestic Subsidiary to: (A) execute and deliver a supplement to the Guaranty Agreement executed by such Subsidiary, (B) pledge all of the Equity Interests of such new Subsidiary (including, without limitation, delivery (if applicable) of original certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c)  In the event that any Loan Party becomes the owner of a Foreign Subsidiary, then the Borrower shall, or shall promptly cause such Domestic Subsidiary to, (1) pledge 65% of all the Equity Interests of such Foreign Subsidiary (including, without limitation, delivery of original stock certificates evidencing such Equity Interests of such Foreign Subsidiary, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and (2) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

Section 8.15  ERISA Compliance.  The Parent will promptly furnish and will cause each Subsidiary and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice of the Parent or such other Loan Party or ERISA Affiliate, as the case may be, specifying the nature thereof, what action such Person is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (ii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.  With respect to each Plan (other than a Multiemployer Plan), the Parent will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.16  Unrestricted Subsidiaries.  The Parent:

(a)  will cause the management, business and affairs of each of the Parent, the Borrower and each Restricted Subsidiary to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of the Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Parent, the Borrower and each Restricted Subsidiary to be commingled) so that each Unrestricted Subsidiary will be treated as a corporate entity separate and distinct from Borrower and the Restricted Subsidiaries.

(b)  will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries except that the Parent may guarantee or otherwise give credit support for Debt (other than Debt in respect of borrowed money) of the Unrestricted Subsidiaries to the extent it could make an Investment in such Unrestricted Subsidiary under Section 9.05(l).

(c)  will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, the Borrower or any Restricted Subsidiary.

Section 8.17  Marketing Activities.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries that the Borrower or one of its Restricted Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 8.18  Swap Agreements.  The Parent shall maintain the hedge position established by the Swap Agreements required under Section 6.01(l) during the period specified therein and shall neither assign, terminate or unwind any such Swap Agreements nor sell any Swap Agreements if the effect of such action (when taken together with any other Swap Agreements executed contemporaneously with the taking of such action) would have the effect of canceling its positions under such Swap Agreements required hereby.

ARTICLE IX
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent and the Borrower covenant and agree with the Lenders that:

Section 9.01  Financial Covenants.

(a)  Ratio of Total Debt to EBITDAX.  The Parent will not, at any time, permit its ratio of Total Debt as of such time to EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available to be greater than the amount set forth below for such period:

Period:	Ratio:
Effective Date to 12/31/07	3.5 to 1.0

1/1/08 to 6/30/08	3.0 to 1.0

7/1/08 to 12/31/08	2.75 to 1.0

1/1/09 and thereafter	2.5 to 1.0

provided that for the fiscal quarter ending September 30, 2007, EBITDAX shall be the EBITDAX for such fiscal quarter multiplied by 4, for the fiscal quarter ending December 31,

2007, EBITDAX shall be EBITDAX for the six-month period then ended multiplied by 2; and for the fiscal quarter ending March 31, 2008, EBITDAX shall be EBITDAX for the nine-month period then ended multiplied by 4/3.

(b)  First Lien Debt to EBITDAX.  The Parent will not, at any time, permit its ratio of First Lien Debt as of such time to EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available to be greater than the amount set forth below for such period:

Period:	Ratio:
Effective Date to 12/31/08	2.0 to 1.0

1/1/09 and thereafter	1.5 to 1.0

provided that for the fiscal quarter ending September 30, 2007, EBITDAX shall be the EBITDAX for such fiscal quarter multiplied by 4, for the fiscal quarter ending December 31, 2007, EBITDAX shall be EBITDAX for the six-month period then ended multiplied by 2; and for the fiscal quarter ending March 31, 2008, EBITDAX shall be EBITDAX for the nine-month period then ended multiplied by 4/3.

(c)  Current Ratio.  The Parent will not permit, as of the last day of any fiscal quarter, its ratio of (i) consolidated current assets (including the unused amount of the total Commitments, but excluding non-cash assets under FAS 133) to (ii) consolidated current liabilities (excluding non-cash obligations under FAS 133, reclamation obligations to the extent classified as current liabilities under GAAP, current maturities under Existing Convertible Notes and current maturities under this Agreement) to be less than 1.0 to 1.0.

Section 9.02  Debt.  The Parent will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a)  the Loans or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Loans or other Indebtedness arising under the Loan Documents.

(b)  Debt of the Loan Parties and their Restricted Subsidiaries existing on the date hereof that is reflected in the Financial Statements and set forth on Schedule 9.02, including without limitation the Existing Convertible Notes and any Permitted Refinancing Debt in respect thereof.

(c)  accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

(d)  Debt of any Loan Party incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including obligations under Capital Leases and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such asset prior to the acquisition thereof, and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof; provided that (i) such Debt is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $10,000,000.

(e)  Debt in respect of (i) letters of credit, bank or completion guarantees, surety, performance, warranty, bid, appeal or other bonds or guarantees and similar instruments, in each case to the extent (x) required by Governmental Requirements or any third Person and (y) provided in the ordinary course of business in connection with the operation of the Oil and Gas Properties; and (ii) the P&A Escrow Agreement.

(f)  Debt (i) between the Borrower and the Parent; (ii) between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries to the extent permitted by Section 9.05(g); provided that (1) such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than a Loan Party, and (2) any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guaranty Agreement and (iii) of Loan Parties permitted by Section 9.05.

(g)  endorsements of negotiable instruments for collection in the ordinary course of business.

(h)  Debt (other than for borrowed money) incurred in the ordinary course of business in connection with Hydrocarbon transportation, Hydrocarbon purchasing or other similar arrangements, provided that such arrangements are disclosed to the Administrative Agent.

(i)  Debt incurred in connection with vendor financing provided by Midland Pipe Corporation and its affiliates not to exceed $15,000,000 in the aggregate at any one time outstanding.

(j)  (i) Debt under the Bridge Loans and any Exchange Notes and any guarantees thereof by the Borrower or a Guarantor the aggregate principal amount of which Debt does not exceed $800,000,000 on such terms approved by the Arrangers; (ii) Debt under the Senior Notes the aggregate principal amount of which Debt does not exceed $500,000,000, provided that (1) the net cash proceeds of such Senior Notes are used to prepay in part the Bridge Loans or the Exchange Notes, (2) such Debt does not have any scheduled amortization prior to one year after the Maturity Date and (3) such Debt does not mature sooner than one year after the Maturity Date; and (iii) any renewals, extensions, refundings or refinancings of Debt described in clauses (i) and (ii) above, provided that (x) the amount of such Debt is not increased except by an amount necessary to pay interest and premium on the Debt in clauses (i) and (ii) being refinanced and any fees and expenses, including premiums relating to such renewals, extensions, refundings or refinancings and (y)  the maturity of principal of such Debt is not shortened unless to a maturity occurring no earlier than one year after the Maturity Date.

(k)  if no Bridge Loan or Exchange Notes are then outstanding and the Parent has issued Equity Interests (other than Disqualified Capital Stock and Equity Interests from conversion of the Existing Convertible Notes) generating gross cash proceeds of not less than $300,000,000, the Parent may incur additional Debt so long as at the time of incurrence of such Debt and after giving pro forma effect thereto, the Parent would be compliant with Section 9.01(a) and with each instrument governing the Senior Notes.

(l)  Debt incurred to finance insurance premiums.

(m)  Debt in connection with trade payables owed to FM Services, Inc. arising in the ordinary course of business.

(n)  other Debt not to exceed $10,000,000 in the aggregate at any one time outstanding.

Section 9.03  Liens.  The Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)  Liens securing the payment of any Indebtedness.

(b)  Liens existing on the Effective Date and disclosed on Schedule 9.03 and Excepted Liens.

(c)  Liens on fixed or capital assets acquired, constructed or improved by any Loan Party; provided that (i) such Liens secure Indebtedness permitted by Section 9.02(d), (ii) such Liens and the Debt secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Debt secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Person or any other Loan Party.

(d)  Liens on Property to secure the Bridge Loans and any Exchange Notes and any guaranties thereof as permitted by Section 9.02(j); provided, however, that such Liens are only on Property constituting collateral to secure the Indebtedness and other obligations under this Agreement and the other Loan Documents and such Liens are subordinate to the Liens securing the Indebtedness, this Agreement and the other Loan Documents pursuant to the Intercreditor Agreement.

(e)  Liens on amounts not to exceed the sum of up to three years of regularly scheduled interest payments in respect of any convertible Debt issued by the Parent permitted hereby, which amounts shall have been placed in interest reserve accounts in connection with the issuance of such convertible Debt to secure the obligations under, such convertible Debt.

(f)  other Liens on Property not constituting collateral for the Indebtedness not to exceed $10,000,000 in the aggregate at any one time outstanding.

Section 9.04  Dividends, Distributions and Redemptions.

(a)  The Parent will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital or make any distribution of its Property to its Equity Interest holders, except (i) the Parent may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (ii) the Borrower may make Restricted Payments to the Parent and each other Restricted Subsidiary may make Restricted Payments to the Borrower, the Parent or any other Restricted Subsidiary (which, in the case of Restricted Subsidiaries that are not Wholly-Owned Subsidiaries, shall be made to the Parent, to the Borrower or to any Restricted Subsidiary that is the direct or indirect parent of such Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary ratably, based on the relative ownership interests in such Restricted Subsidiary), (iii) the Parent may pay cash dividends on preferred Equity Interests, provided, however, to the extent the cash proceeds of such Equity Issuance were used to make an Investment under Section 9.05(l), such dividends may be paid only to the extent of cash actually received by the Parent as dividends, interest or a return of capital in respect of such Investment and (iv) the Parent may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for its Restricted Subsidiaries respective management or employees.

(b)  The Parent and the Borrower will not, and will not permit any Restricted Subsidiary to: (1) prior to the date that is ninety-one (91) days after the Maturity Date, call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) the Bridge Loans, any Exchange Notes, the Existing Convertible Notes or the Senior Notes except (i) the Existing Convertible Notes or any other convertible Debt instrument may be converted into Equity Interests (other than Disqualified Capital Stock) of the Parent, (ii) the Parent may make cash payments to the holders of the Existing  Convertible Notes to induce such holders to convert the Existing Convertible Notes into Equity Interests of the Parent or (iii) with the proceeds of an Equity Issuance (other than Disqualified Capital Stock) or with Permitted Refinancing Debt and, in the case of the Bridge Loan or any Exchange Notes, with proceeds of the Senior Notes, or (2) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any instrument or agreement evidencing or governing any of the Senior Notes if (A) the effect thereof would be to shorten the maturity of such Senior Notes or shorten the average life or increase the amount of any scheduled repayment or mandatory prepayment of principal or increase the interest rate or increase any call, put or prepayment premiums or shorten any period for payment of interest thereon or (B) such action adds any covenants or defaults without this Agreement being contemporaneously amended to add substantially similar covenants or defaults, provided that the foregoing shall not prohibit the execution of supplemental agreements to add guarantors if required by the terms thereof provided that any such guarantor also guarantees the Indebtedness pursuant to the Guaranty Agreement and each of the Borrower and such guarantor otherwise complies with Section 8.14(b).

Section 9.05  Investments, Loans and Advances.  The Parent will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)  Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05.

(b)  accounts receivable arising in the ordinary course of business.

(c)  direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d)  commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s.

(e)  deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(f)  deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).

(g)  Investments (i) made by the Parent in the Borrower, (ii) made by the Borrower in or to the Subsidiary Guarantors, (iii) made by any Domestic Subsidiary in or to the Borrower or any Guarantor, and (iv) made by the Borrower or any Guarantor in or to Restricted Subsidiaries which are not Guarantors in an aggregate amount at any one time outstanding not to exceed $5,000,000.

(h)  subject to the limits in Section 9.06, Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or a Restricted Subsidiary with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation and marketing, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $10,000,000.

(i)  Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements all of which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America or Canada.

(j)  loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $500,000 in the aggregate at any time.

(k)  Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Restricted Subsidiaries.

(l)  Investments in Unrestricted Subsidiaries, provided that the aggregate amount of all such Investments shall not exceed (i) $20,000,000 in any fiscal year plus (ii) an amount equal to the net cash proceeds of any Equity Issuance (other than Disqualified Capital Stock) in excess of $300,000,000 after the Effective Date.

(m)  other Investments not to exceed $5,000,000 in the aggregate at any time.

Section 9.06  Nature of Business; International Operations.  The Borrower will not, and will not permit any Restricted Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.  Except as permitted by Section 9.05(g) or otherwise in an amount not to exceed an amount of $5,000,000 per year, the Borrower and its Restricted Subsidiaries will not acquire or make any other expenditures (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States or Canada.

Section 9.07  Proceeds of Notes.  The Borrower will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 7.21.  No Loan Party nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.08  ERISA Compliance.  The Parent will not, and will not permit any Subsidiary to, at any time:

(a)  engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b)  terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Parent or any Subsidiary or any ERISA Affiliate to the PBGC.

(c)  fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, any Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

(d)  permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, or, on and after the effectiveness of the Pension Act, fail to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), in any case whether or not waived, with respect to any Plan.

(e)  except as set forth in Schedule 7.10(f), permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by any Loan Party or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(f)  contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.

(g)  acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to any Subsidiary or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.

(h)  incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

(i)  contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability.

(j)  amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that any Subsidiary or ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 9.09  Sale or Discount of Receivables.  Except for receivables obtained by the Borrower or any Restricted Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Parent will not, and will not permit any Restricted Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.10  Mergers, Etc.  Neither the Parent nor any Restricted Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, except that (i) any Subsidiary Guarantor may merge with any other Subsidiary Guarantor, (ii) the Borrower may merge with any Wholly-Owned Subsidiary so long as the Borrower is the survivor and (iii) any Subsidiary Guarantor may merge with any Wholly-Owned Subsidiary so long as the Subsidiary Guarantor is a survivor.

Section 9.11  Sale of Properties.  The Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property except for (a) the sale of Hydrocarbons in the ordinary course of business; (b) farmouts in the ordinary course of business of undeveloped acreage or undrilled depths and assignments in connection with such farmouts; (c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Restricted Subsidiary or is replaced by equipment of at least comparable value and use; (d) the sale or other disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Restricted Subsidiary; provided that (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) (other than in respect of Casualty Events) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Restricted Subsidiary subject of such sale or other disposition and if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (iii) if such sale or other disposition of Oil and Gas Property or Restricted Subsidiary owning Oil and Gas Properties (including farm-outs under Section 9.11(a)) included in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates has a fair market value in excess of five percent (5%) of the Borrowing Base as then in effect (as determined by the Administrative Agent), individually or in the aggregate, the Borrowing Base (and the Conforming Borrowing Base) shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, attributed to such Property in the Borrowing Base based on the most recently delivered Reserve Report and (iv) if any such sale or other disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Restricted Subsidiary; (e) sales and other dispositions of Properties not regulated by Section 9.11(a) to (d) having a fair market value not to exceed $1,000,000 during any 12-month period; (f) transfers of Properties to the Borrower or any Guarantor (including any Subsidiary that becomes a Guarantor after the Effective Date pursuant to Section 9.14); and (g) Casualty Events of Properties which are not Oil and Gas Properties.

Section 9.12  Environmental Matters.  The Parent will not, and will not permit any Restricted Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations in connection with any such Remedial Work could reasonably be expected to have a Material Adverse Effect.

Section 9.13  Transactions with Affiliates.  The Parent will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than with Wholly-Owned Subsidiaries of the Parent and FM Services, Inc.) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.14  Subsidiaries.  The Parent will not, and will not permit any Restricted Subsidiary to, create or acquire any additional Subsidiaries unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b) and Section 8.14(c).  The Parent shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Restricted Subsidiary except in compliance with Section 9.11(d).

Section 9.15  Negative Pledge Agreements; Dividend Restrictions.  The Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts (a) the granting, conveying, creation or imposition of any Lien on any of its Property to secure the Indebtedness or which requires the consent of or notice to other Persons in connection therewith or (b) the Borrower or any Restricted Subsidiary from paying dividends or making distributions to any Loan Party, or which requires the consent of or notice to other Persons in connection therewith; provided that (i) the foregoing shall not apply to restrictions and conditions (A) imposed by applicable laws, rules or regulations, (B) under the Loan Documents or (C) existing on the date hereof under the Bridge Credit Agreement (or the “Loan Documents” thereunder) or under any instrument or agreement evidencing or governing the Senior Notes, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any asset or a Restricted Subsidiary pending such sale; provided such restrictions and conditions apply only to the asset or Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions and conditions imposed by any joint venture, partnership or similar arrangement to which any Restricted Subsidiary is a party to the extent applicable to such joint venture, partnership or similar agreement or direct or indirect interests therein, (iv) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (B) customary provisions in leases restricting the assignment thereof.

Section 9.16  Gas Imbalances, Take-or-Pay or Other Prepayments.  The Borrower will not, and will not permit any Restricted Subsidiary to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or such Restricted Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed two and one-half percent (2.5%) of the aggregate total remaining volumes of Hydrocarbons (on an Mcf equivalent basis) listed in the most recent Reserve Report.

Section 9.17  Swap Agreements.  The Parent will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, for all months other than July, August, September and October, 80% of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties, excluding Main Pass 299 (and for the months of July, August, September and October, such Swap Agreements shall be in the form of puts and floors) for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, and (b) Swap Agreements in respect of interest rates with an Approved Counterparty which effectively convert interest rates from (i) floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Parent and its Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Parent’s Debt for borrowed money which bears interest at a floating rate and (ii) fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Parent and its Restricted Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 75% of the then outstanding principal amount of the Parent’s Debt for borrowed money which bears interest at a fixed rate.  Except for any Swap Agreement entered into with a Lender or an Affiliate of a Lender in connection herewith, in no event shall any Swap Agreement contain any requirement, agreement or covenant for the Parent or any Restricted Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures.

Section 9.18  Acquisition Documents.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, amend, modify, supplement or fail to enforce (i) any indemnity obligations of the Seller under the Acquisition Documents and (ii) the provisions of the P&A Escrow Agreement, in each case, if the effect thereof could reasonably be expected to be material and adverse to the interests of the Lenders (and provided that the Borrower promptly furnishes to the Administrative Agent a copy of such amendment, modification or supplement).

Section 9.19  Unrestricted Subsidiaries.  The Parent will not permit its Unrestricted Subsidiaries to incur or suffer to exist any Debt for borrowed money except Non-Recourse Debt.  No Unrestricted Subsidiary will be redesignated as a Restricted Subsidiary and no Restricted Subsidiary will be redesignated as an Unrestricted Subsidiary.

ARTICLE X
Events of Default; Remedies

Section 10.01  Events of Default.  One or more of the following events shall constitute an “Event of Default”:

(a)  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c)  any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made.

(d)  the Parent, the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(j), Section 8.01(m), Section 8.02, Section 8.03, Section 8.14 or in ARTICLE IX.

(e)  the Parent, the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(c) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such Restricted Subsidiary otherwise becoming aware of such default.

(f)  (i) the Borrower or any Guarantor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or (ii) so long as any Existing Convertible Notes remain outstanding, (A) any Significant Subsidiary fails to make any payment by the end of the applicable grace period, if any, after the final scheduled payment date for such payment with respect to any indebtedness for borrowed money in an aggregate amount in excess of $10,000,000 or (B) indebtedness for borrowed money of any Significant Subsidiary in an aggregate amount in excess of $10,000,000 shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the scheduled maturity thereof as a result of a default with respect to such indebtedness, in either case without such indebtedness referred to in subclause (A) or (B) above having been discharged, cured, waived, rescinded or annulled, for a period of 30 days after receipt by the Borrower of a notice of default.

(g)  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (following any applicable grace period and notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Parent, the Borrower or any Restricted Subsidiary to make an offer in respect thereof.

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrower or any Restricted Subsidiary or, so long as any Existing Convertible Notes remain outstanding, any Significant Subsidiary or any Aggregated Subsidiaries, or its or their debts, or of a substantial part of its or their assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower, any Restricted Subsidiary or, so long as any Existing Convertible Notes remain outstanding, any Significant Subsidiary or any Aggregated Subsidiaries or for a substantial part of its or their assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)  the Parent, the Borrower, any Restricted Subsidiary or, so long as any Existing Convertible Notes remain outstanding, any Significant Subsidiary or any Aggregated Subsidiaries, shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Restricted

Subsidiary or, so long as any Existing Convertible Notes remain outstanding, any Significant Subsidiary or any Aggregated Subsidiaries, or for a substantial part of its or their assets, (iv) file an answer admitting the material allegations of a petition filed against it or them in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any stockholder of the Parent shall make any request or take any action for the purpose of calling a meeting of the stockholders of the Parent to consider a resolution to dissolve and wind up the Parent’s affairs.

(j)  the Parent, the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)  (i) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment.

(l)  the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Restricted Subsidiary or any of their Affiliates shall so state in writing.

(m)  an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent and its Subsidiaries in an aggregate amount exceeding $25,000,000 in any year.

(n)  a Change in Control shall occur.

Section 10.02  Remedies.

(a)  In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Majority Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under the Loans and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or  Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party.

(b)  In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)  All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i)  first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii)  second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii)  third, pro rata to payment of accrued interest on the Loans;

(iv)  fourth, pro rata to payment of principal outstanding on the Loans and Indebtedness referred to in Clause (b) of the definition of Indebtedness owing to a Lender or an Affiliate of a Lender;

(v)  fifth, pro rata to any other Indebtedness;

(vi)  sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and

(vii)  seventh, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI
The Administrative Agent

Section 11.01  Appointment; Powers.  Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02  Duties and Obligations of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any Loan Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Parent and the Loan Parties or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the conditions specified in ARTICLE VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.  The Administrative Agent shall take commercially reasonable steps to make available copies of each Loan Document to the Lenders promptly upon request.

Section 11.03  Action by Administrative Agent.  The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law.  If a Default has occurred and is continuing, the Syndication Agent and the Documentation Agent shall have no obligation to perform any act in respect thereof.  No Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise no Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Parent, the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05  Subagents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06  Resignation of Administrative Agent.  Subject to the appointment and acceptance of a successor Agent as provided in this Section 11.06, any Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Agent’s resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.07  Agents as Lenders.  Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent or any Loan Party or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08  No Reliance.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Agents shall not be required to keep themselves informed as to the performance or observance by the Parent, the Borrower or any of its Restricted Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of any such Person.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Parent or any Loan Party (or any of their Affiliates) which may come into the possession of such Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09  Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Restricted Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10  Authority of Administrative Agent to Release Collateral and Liens.  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.

Section 11.11  The Arrangers and the Agents.  The Arrangers, the Syndication Agent and the Documentation Agent shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

ARTICLE XII
Miscellaneous

Section 12.01  Notices.

(a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)   if to the Borrower, to it at 1615 Poydras Street, New Orleans, Louisiana  70112, Attention of Kathleen Quirk (Telecopy No. (504) 582-4511);

(ii)  if to the Administrative Agent, to it at:  1 Chase Tower, 10 South Dearborn, IL1-0010, Chicago, Illinois 60603 Attention:  Mi Y Kim, Phone No. 312.732.4853, Fax No. 312.385.7096, and for all other correspondence other than borrowings, continuation, conversion and Letter of Credit requests 712 Main, 8th Floor, Houston, Texas 77002, Attention of Ronald Dierker (Telecopy No. (713) 216-7770);

(iii)  if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02  Waivers; Amendments.

(a)  No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)  Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent, the Borrower and the Majority Lenders or by the Parent, the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base or the Conforming Borrowing Base without the written consent of each Lender, decrease or maintain the Borrowing Base or the Conforming Borrowing Base without the consent of the Required Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the date of any scheduled reduction of the Maximum Aggregate Credit Amounts under Section 2.06(c) or the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 10.02(c) without the written consent of each Lender, (vii) release any Guarantor (except as set forth in the Guaranty Agreement), release any of the collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.14(a) to less than 85%, without the written consent of each Lender, or (viii) change any of the provisions of this Section 12.02(b) or the definitions of “Majority Lenders” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, other such Agent or the Issuing Bank, as the case may be.  Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.  Notwithstanding the foregoing, the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders to add covenants or other provisions in order to permit the Loan Parties to comply with Section 9.04(b)(ii)(B).

Section 12.03  Expenses, Indemnity; Damage Waiver.

(a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, taxes, assessments and other charges incurred by the any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  THE BORROWER SHALL INDEMNIFY THE EACH AGENT, THE ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF THE PARENT OR ANY LOAN PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE PARENT OR ANY LOAN PARTY SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (vi) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vii) THE OPERATIONS OF THE BUSINESS OF THE PARENT OR ANY LOAN PARTY BY SUCH

PERSONS, (viii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (ix) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY RESTRICTED SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (x) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY RESTRICTED SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY RESTRICTED SUBSIDIARY, (xi) THE PAST OWNERSHIP BY THE BORROWER OR ANY RESTRICTED SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xii) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY RESTRICTED SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS RESTRICTED SUBSIDIARIES, (xiii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS RESTRICTED SUBSIDIARIES, (xiv) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arrangers or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arrangers or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arrangers or the Issuing Bank in its capacity as such.

(d)  To the extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section 12.03 shall be payable not later than 10 days after written demand therefor.

Section 12.04  Successors and Assigns.

(a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A)  the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), or, if an Event of Default under Section 10.01(a), (h), (i) or (j) has occurred and is continuing, is to any other assignee; and

(B)  the Administrative Agent and each Issuing Bank (such consent not to be unreasonably withheld).

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds;

(B)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C)  the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 12.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) Person or an Affiliate of a Person that administers or manages a Lender.

(iii)  Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the Assignee’s completed Administrative Questionnaire and, if required hereunder, applicable tax forms (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)  (i)           Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Lender shall continue to give prompt attention to and process (including, if required, through discussions with Participants) requests for waivers or amendments hereunder.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant.  In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03.  Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(d) as though it were a Lender.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)  Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 12.04(b).  Each of the Parent, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(f)  Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05  Survival; Revival; Reinstatement.

(a)  All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and

ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)  To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Parent and the Borrower shall, and shall cause each other Loan Party to, take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06  Counterparts; Integration; Effectiveness.

(a)  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  This Agreement and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

(c)  Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07  Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Parent or any Loan Party against any of and all the obligations of the Parent or any other Loan Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09  GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)  THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(b)  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.  THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c)  EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)  EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE

TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11  Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by the Parent, the Borrower or any of their Subsidiaries, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Governmental Requirement, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Section 12.12  Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 12.13  Collateral Matters; Swap Agreements.  The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to those Lenders or their Affiliates which are counterparties to any Swap Agreement with the Borrower or any of its Restricted Subsidiaries on a pro rata basis in respect of any obligations of the Borrower or any of its Restricted Subsidiaries which arise under any such Swap Agreement while such Person or its Affiliate is a Lender, but only while such Person or its Affiliate is a Lender, including any Swap Agreements between such Persons in existence prior to the date hereof.  This Agreement and each Security Instrument shall be subject to the terms of the Intercreditor Agreement.  No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

Section 12.14  No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Restricted Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever.  There are no third party beneficiaries.

Section 12.15  Acknowledgements.  Each of the Parent and the Borrower hereby acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)  neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Parent or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Parent and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Parent, the Borrower and the Lenders.

Section 12.16  USA Patriot Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Parent and the Borrower, which information includes the name and address of the Parent and the Borrower and other information that will allow such Lender to identify the Parent and the Borrower in accordance with the Act.

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The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:                                                                           MCMORAN OIL & GAS LLC

By:         __________________________
Kathleen L. Quirk, Vice President

PARENT:                                                                           MCMORAN EXPLORATION CO.

By:        ____________________________
Kathleen L. Quirk, Senior Vice
President & Treasurer

ADMINISTRATIVE AGENT:                                                             JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By: ____________________________________
Name:
Title:

SYNDICATION AGENT:	MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services, Inc.,as Syndication Agent and as a Lender

By: ____________________________________
Name:
Title:

DOCUMENTATION AGENT:	BNP PARIBAS, as Documentation Agent and as a Lender

By:____________________________________
Name:
Title:

LENDERS:                                                                                     CAPITAL ONE, N.A., as a Lender

By: __________________________________
Name:
Title:

ING CAPITAL LLC, as a Lender

By: __________________________________
Name:
Title: